Exhibit 10.6

FIRST AMENDMENT TO THE
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
FOR
RODERICK H. DILLON, JR.

This First Amendment to the Amended and Restated Employment Agreement for Roderick H. Dillon, Jr. dated as of February 28, 2008 (“Agreement”) is effective as of this 2nd day of December, 2008.

RECITALS

WHEREAS, Diamond Hill Investment Group, Inc. (the “Employer”) and Roderick H. Dillon, Jr. (the “Executive”) previously entered into the Agreement, as amended and restated for the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, the Employer and the Executive desire to make additional amendments the Agreement as provided herein with respect to the requirements of Section 409A of Code; and

WHEREAS, Paragraph 18 of the Agreement permits the parties to amend the agreement in writing signed by each.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Executive and the Employer hereby amend the Agreement as follows:

1.	Paragraph 3(b) shall be amended by deleting the final sentence thereof, and the following is substituted therefore:

All Bonus payments to be made pursuant to this Paragraph 3(b) will be made pursuant to the terms and conditions of the Performance Plan and will be paid to the Executive in either cash or equity awards under the Employer’s Equity Incentive Plan in the calendar year following the calendar year for which such Bonus is payable and no later than March 15th thereof, and such payment shall not include a deferral feature.

2.
Paragraph 5(d), clause ii. shall be amended by replacing the final clause thereof so that it reads as follows: “and such payment shall be made in the calendar year following the calendar year for which such Bonus is payable and no later than March 15th thereof;”

3.	Paragraph 5(d) shall be amended by adding the following sentence at the end thereof:

Each payment, and each installment thereof, described in i. through v. above shall be treated as a right to a separate payment under Section 409A of the Code.

4.	Paragraph 5(e), clause ii. is hereby deleted in its entirety, and the following is substituted therefore:

ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, provided that any such payment not otherwise exempt under Code Section 409A that is payable in connection with Executive’s termination from service shall be paid no earlier than the 181st day following his separation from service within the meaning of Code Section 409A and any payment that would have been made during the six months following Executive’s separation from service but for this clause ii. shall be paid on the first business day following the 181st day after Executive’s separation from service.

5.
Paragraph 5(f) shall be amended by replacing “ten (10)” with “thirty (30)” where it appears in the second sentence thereof and by deleting the first sentence thereof and replacing such sentence with the following:

The Executive may resign and terminate his employment with the Employer for “Good Reason” upon not less than thirty (30) days prior written notice to the Employer, given no later than ninety (90) days following the occurrence of one of the events described below in clause i. through v.

6.	Paragraph 5(f) shall be further amended by adding the following new provisions at the end thereof:

Each payment, and each installment thereof, to which the Executive is entitled under this Paragraph 5(f) shall be treated as a right to a separate payment under Code Section 409A. Any amount payable pursuant to clause A above shall be paid in the calendar year following the year for which such Bonus is payable and no later than March 15th of such calendar year. Any payment to which the Executive is entitled under this Paragraph 5(f) that is not otherwise exempt under Code Section 409A and that is payable in connection with Executive’s termination from service shall be paid no earlier than the 181st day following his separation from service within the meaning of Code Section 409A and any payment that would have been made during the six months following Executive’s separation from service but for this clause sentence shall be paid on the first business day following the 181st day after Executive’s separation from service.

7.	Paragraph 6(a) shall be amended by adding the following new provisions at the end thereof:

Each payment, and each installment thereof, to which the Executive is entitled under this Paragraph 6(a) shall be treated as a right to a separate payment under Code Section 409A. Any payment to which the Executive is entitled under this Paragraph 6(a) that is not otherwise exempt under Code Section 409A and that is payable in connection with Executive’s termination from service shall be paid no earlier than the 181st day following his separation from service within the meaning of Code Section 409A and any payment that would have been made during the six months following Executive’s separation from service but for this clause sentence shall be paid on the first business day following the 181st day after Executive’s separation from service.

8.	Paragraph 6(b) of the Agreement is hereby deleted in its entirety, and the following is substituted therefor:

b. Treatment of Taxes. If payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Employer, constitute “excess” parachute payments as defined in Section 280G of the Code, the Employer or its successor will reduce the Executive’s payments and/or benefits under this Agreement and/or the other plans and programs maintained by the Employer so that the Executive’s total payments under this Agreement and all other plans and programs will be One Dollar ($1) less than the amount that would be a “parachute payment” as defined in Section 280G(b)(2)(A) of the Code. Treatment of taxes under this paragraph 6(b) will be made at the time and in the manner mutually agreed to by the parties to this Agreement. In addition, in the event of any subsequent inquiries regarding the treatment of tax payments under this Paragraph 6, the parties will agree to the procedures to be followed in order to deal with such inquiries. Any reduction pursuant to this Paragraph 6(b) shall be made in compliance with Section 409A of the Code.

9.	Paragraph 7 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

Any payment to which the Executive is entitled under this Agreement that is not otherwise exempt under Code Section 409A and that is payable in connection with Executive’s termination from service shall be paid no earlier than the 181st day following his separation from service within the meaning of Code Section 409A and any payment that would have been made during the six months following Executive’s separation from service but for this clause sentence shall be paid on the first business day following the 181st day after Executive’s separation from service.

10. New Paragraph 19 is hereby added to the Agreement as follows:

19. Section 409A of the Code.

This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall be operated, administered and construed consistent with this intent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive.

IN WITNESS WHEREOF, the Executive and the Employer have executed this First Amendment to the Agreement effective as of the date first set forth above.

DIAMOND HILL INVESTMENT GROUP, INC.

By:
David R. Meuse, Chairman

RODERICK H. DILLON